                                                                               .
                                                                               .
                                                                               .

                           TENDER OF ALL OUTSTANDING

           7 1/4% SENIOR NOTES DUE             AND            SENIOR FLOATING RATE NOTES DUE
               OCTOBER 1, 2012                                       OCTOBER 1, 2010
                      OF                                                    OF
          AINSWORTH LUMBER CO. LTD.                             AINSWORTH LUMBER CO. LTD.

To Registered Holders:

     We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by Ainsworth Lumber Co. Ltd. ("Ainsworth") to exchange
(a) its 7 1/4% Senior Notes due October 1, 2012 (the "New Fixed Rate Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") for a like principal amount of its issued and outstanding
7 1/4% Senior Notes due October 1, 2012 ("Original Fixed Rate Notes") and (b) its Senior Floating Rate Notes due October 1, 2010 (the "New Floating Rate Notes", and, together with the New Fixed Rate Notes, the "Exchange Notes") for a like principal amount of its issued and outstanding Senior Floating Rate Notes due October 1, 2010 (the "Original Floating Rate Notes", and, together with the Original Fixed Rate Notes, the "Original Notes"), in each case upon the terms
and subject to the conditions set forth in the prospectus, dated           ,
     (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal").

     Enclosed herewith are copies of the following documents:

     1.  Prospectus dated           ,      ;

     2.  Letter of Transmittal;

     3.  Notice of Guaranteed Delivery; and

     4. Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     WE URGE, YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE
EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           ,
     , UNLESS EXTENDED.

     The Exchange Offer is not conditional upon any minimum number of Original Notes being tendered.

     Pursuant to the Letter of Transmittal each holder of Original Notes will represent to Ainsworth that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder,
(ii) neither the holder of the Original Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Original Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and
(iv) neither the holder nor any such other person is an "affiliate" of Ainsworth within the meaning of Rule 405 under the Securities Act or, if such person is an "affiliate", that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, you will represent on behalf of such broker-dealer that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker- dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Original Notes for you to make the foregoing representations.

     Ainsworth will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. Ainsworth will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, the Bank of New York, in the manner set forth below.

        By Hand, Mail or Overnight Delivery                      By Facsimile Transmission
               The Bank of New York                          (for Eligible Institutions only):
            Corporate Trust Operations                                (212) 298-1915
              101 Barclay Street - 7E                           Attention: William Buckley
             New York, New York 01286
            Attention: William Buckley                             Confirm by Telephone:
                                                                      (212) 815-5788
               For Information Call:
                  (212) 815-5788

                                         Very truly yours,

                                         AINSWORTH LUMBER Co. LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AINSWORTH OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.